Exhibit 10.34

December 16, 2025
Via Electronic Mail ([***])
Charlie Gayer
[***]
[***]

Dear Mr. Gayer,
On behalf of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), we are pleased to offer you the position of President and Chief Executive Officer, effective January 1, 2026. We, along with the other members of the Company’s Board of Directors (the “Board”) are all very impressed with you and what you will bring to the Company as CEO. We look forward to continuing to work with you in your new role as you continue making significant contributions to the Company’s success.
1.    Term of Employment.
(a)    Subject to the terms and conditions of this Agreement, the Company hereby employs Charlie Gayer (“Employee”) as President and Chief Executive Officer. Employee shall devote substantially full-time attention to the business and affairs of the Company and its affiliates. Employee may (i) serve on corporate, civic, charitable or non-profit boards or committees, subject in all cases to the prior written approval in accordance with all applicable policies of the Company and its affiliates as in effect from time to time, and (ii) manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions or events, so long as no such service or activity interferes, individually or in the aggregate, with the performance of Employee’s responsibilities hereunder.
(b)    The term of employment of Employee under this Agreement shall begin on January 1, 2026 (the “Effective Date”) and shall continue until Employee is terminated in accordance with Section 4 of this Agreement.
2.    Basic Full-Time Compensation and Benefits.
(a)    Commencing as of the Effective Date, as basic compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a salary of $775,000 per annum (the “Base Salary”), payable in accordance with the Company’s standard payroll practices as in effect from time to time during the term of this Agreement. The Base Salary will be reviewed annually by the Board or a committee thereof and may be raised at the discretion of the Board or such committee.
(b)    Employee shall be eligible to earn a cash bonus, payable as soon as reasonably practicable in the calendar year following each calendar year during the term of this Agreement, based on the Company’s and/or Employee’s achievement of performance related goals proposed by management and approved by the Board or a committee thereof for the Company’s applicable fiscal year (the “Incentive Compensation”). The Incentive Compensation

actually earned, if any, shall be determined in the sole discretion of the Board or a committee thereof and shall be based on a target amount equal to eighty five percent (85%) of the Base Salary earned by Employee during such fiscal year (the “Target Amount”), which shall not be pro-rated for the first fiscal year of the term of this Agreement. The Board or a committee thereof may, in its discretion, approve an Incentive Compensation payment in excess of the Target Amount if the performance goals have been exceeded. Employee must be employed through the payment of the Incentive Compensation to receive the Incentive Compensation payment for each fiscal year.
(c)    Employee shall be entitled to receive such other benefits and perquisites provided to similarly situated executive officers of the Company, subject to modification or termination at any time, which benefits may include, without limitation, reasonable paid time off (PTO), medical, dental and vision benefits, life insurance, and participation in profit sharing or retirement plans.
3.    Equity Awards.
During the term of this Agreement, Employee shall be eligible to receive equity-based compensation as determined in the sole discretion of the Board or a committee thereof, which may be subject to the achievement of certain performance targets set by the Board or such committee. These equity-based awards shall be subject to the terms and conditions set forth in the Company’s Stock Incentive Plan as in effect from time to time and award agreements issued thereunder.
4.    Termination.
(a)    If Employee’s employment is terminated (i) by the Company for Cause, (ii) by Employee other than, following a Change of Control, pursuant to a Constructive Termination, or (iii) Employee’s death or Disability, the Company shall pay Employee (A) any accrued and unpaid Base Salary, payable on the next payroll date; (B) reimbursement for any and all monies advanced or expenses incurred in connection with Employee’s employment for reasonable and necessary expenses incurred by Employee on behalf of the Company for the period ending on the termination date, which amount shall be reimbursed within thirty (30) days of the Company’s receipt of proper documentation from Employee; (C) any compensation that Employee had previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Employee’s termination date, paid pursuant to the terms of such plans or arrangements; and (D) any vested amount or benefit payable under any welfare or retirement benefit plan or program in accordance with the terms thereof (the foregoing items in this Section 4(a), the “Accrued Obligations”).
For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that Employee’s employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) failure to satisfactorily perform Employee’s duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of Employee’s duties.
For all purposes under this Agreement, “Disability” shall mean the inability of Employee to perform Employee’s duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.
(b)    If Employee’s employment is terminated by the Company without Cause, or, following a Change of Control, by Employee pursuant to a Constructive Termination, then Employee will receive any Accrued Obligations and, subject to Sections 4(c) and 6(f), Employee will receive the following: (i) continuation of Base Salary for two (2) years following the effective termination date, payable in accordance with the regular payroll practices of the Company; (ii) payment of two (2) times Employee’s annual target Incentive Compensation in effect for the fiscal year in which Employee’s termination date occurs, payable in equal installments over the regularly scheduled payroll periods of the Company for the two (2) years following the effective date of termination; and (iii) if Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following termination of employment, the Company shall pay the monthly premiums under COBRA until the earlier of (x) 12 months following the effective termination date, (y) the date upon which Employee commences employment with an entity other than the Company, or (z) the expiration of Employee’s rights under COBRA. Employee will notify the Company in writing within five (5) days of Employee’s receipt of an offer of employment with any entity other than the Company, and will accordingly identify the date upon which Employee will commence employment in such writing (clauses (i) through (iii), “Severance”).
For all purposes under this Agreement, “Change of Control” shall mean: (i) the sale, transfer, or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (ii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent fifty percent (50%) or more of the combined voting power of the surviving entity or the ultimate parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute fifty percent (50%) or more of the board of directors of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of twelve (12) consecutive months such that a majority of the Board members (rounded up to the next whole number) ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.
For all purposes under this Agreement, “Constructive Termination” shall mean a resignation of employment within sixty (60) days of the occurrence of any of the following events which occurs, without Employee’s consent, within six (6) months following a Change of Control: (i) a material reduction in Employee’s responsibilities; (ii) a material reduction in Employee’s Base Salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executives of the Company; or (iii) a relocation of Employee’s principal office to a location more than fifty (50) miles from the location of Employee’s principal office immediately preceding a Change of Control; provided, however, that Employee shall provide the Company with written notice of Constructive Termination within thirty (30) days following the occurrence of the foregoing and the Company shall have thirty (30) days to cure such reduction or relocation, as applicable.
(c)    The Company’s obligation to provide Severance is conditioned upon Employee returning to the Company all of its property and confidential information that is in Employee’s possession and Employee’s execution and non-revocation of an enforceable release of claims (the “Release”). If Employee chooses not to execute the Release, revokes Employee’s execution of the Release, or fails to comply with the terms of the Release, then the Company shall have no obligation to provide Severance and such Severance amount is subject to recoupment by the Company. The Release shall be provided to Employee no later than seven (7) days following Employee’s separation from service and Employee must execute it within the time period specified in the Release (which shall not be longer than forty-five (45) days from the date of receipt). The Release shall not be effective until any applicable revocation period has expired.
5.    Non-Competition; Proprietary Information and Inventions.
(a)    Proprietary Information and Inventions Agreement; Non-Competition and Non-Solicitation Agreement. Employee previously entered into, acknowledges the continued effectiveness and enforceability of, and expressly reaffirms Employee’s commitment to abide by (i) the Company’s Proprietary Information and Inventions Agreement dated January 14, 2020, and (ii) the Company’s Non-Competition and Non-Solicitation Agreement dated January 14, 2020.
(b)    Equitable Remedies. Employee acknowledges and recognizes that a violation of the Proprietary Information and Inventions Agreement or the Non-Competition and Non-Solicitation Agreement by Employee may cause irreparable and substantial damage and harm to the Company or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for the Company for such violations. Employee agrees that in the event of Employee’s breach of the Proprietary Information and Inventions Agreement or the Non-Competition and Non-Solicitation Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of such agreement(s) by Employee, and to enjoin Employee from engaging in any activity in violation hereof.

6.    Miscellaneous.
(a)    Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to the employment of Employee by the Company and there are no terms relating to such employment other than those contained in this Agreement and supersedes all other agreements or understandings related to the subject matter contained herein, including that certain employment letter agreement between the Company and Employee dated March 1, 2021, as amended. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.
(b)    Assignability. This Agreement may not be assigned without prior written consent of the parties hereto, except that the Company may assign this Agreement to a wholly-owned subsidiary of the Company without prior written consent of Employee. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.
(c)    Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.
(d)    Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
(e)    Taxes. All amounts to be paid to Employee hereunder are in the nature of compensation for Employee’s employment by the Company, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.
(f)    Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. In the event the Company determines that a payment or benefit under this Agreement may not be in compliance with Section 409A of the Code, the Company shall reasonably confer with Employee in order to modify or amend this Agreement to comply with Section 409A of the Code and to do so in a manner to best preserve the economic benefit of this Agreement. Notwithstanding anything contained herein to the contrary, (i) in the event (A) any payments described in Section 4 would be “deferred compensation” subject to Section 409A of the Code; and (B) Employee is a “specified employee” (as defined in Code Section 409A(2)(B)(i)), such payments shall, to the extent required by Code Section 409A, be delayed for the minimum period and in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Code; (ii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code; (iii) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise; and (iv) amounts reimbursable to Employee under this

Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one (1) year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything in this Agreement to the contrary, in the event any payments hereunder could occur in one of two calendar years as a result of being dependent upon the Release becoming nonrevocable, then, to the extent required to avoid the imposition of taxes or penalties under Section 409A of the Code, such payments shall commence on the first regularly scheduled payroll date of the Company, following the date the Release becomes nonrevocable, that occurs in the second of such two calendar years.
(g)    Golden Parachute Provisions. If it is determined that any payment or benefit provided by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment under any plan, program, arrangement or agreement of the Company would be subject to the excise tax imposed by Internal Revenue Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (i) Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (ii) Employee’s Net After-Tax Benefit without application of the 4999 Limit. Employee shall be entitled to the greater of (i) or (ii). “Net After-Tax Benefit” shall mean the sum of (x) all payments that Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Internal Revenue Code section 280G(b)(2), less (y) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. Any reduction pursuant to this Section 6(g) shall be implemented by determining the Parachute Payment Ratio (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Internal Revenue Code Section 280G and the denominator of which is the actual present value of such payment.
(h)    Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of North Carolina without respect to its conflicts of law principles.

If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Sincerely,

BIOCRYST PHARMACEUTICALS, INC.
BY:	/s/ Jon Stonehouse
Jon Stonehouse
Chief Executive Officer

Cc: Alane Barnes – Chief Legal Officer
Stephanie Angelini – Chief People Officer

VOLUNTARILY ACCEPTED AND AGREED

NAME: Mr. Charlie Gayer

SIGNATURE: /s/ Charles Gayer

DATE: December 16, 2025
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